EXHIBIT 10.20

SANGAMO THERAPEUTICS, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

INTRODUCTION

The Sangamo Therapeutics, Inc. Amended and Restated Executive Severance Plan (the “Plan”) is amended and restated effective as of February 6, 2019 (the “Effective Date”).  As of the Effective Date, the Plan amends and restates in its entirety the Company’s Executive Severance Plan that became effective as of March 14, 2017.

The purpose of the Plan is to provide severance benefits to certain executive officers and other key employees whose employment with Sangamo Therapeutics, Inc. (the “Company) terminates under certain prescribed circumstances.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the Department of Labor regulations published at Title 29, Code of Federal Regulations, Section 2510.3-2(b). This Plan is intended to provide benefits to a select group of management or highly compensated employees from the general assets of the Company within the meaning of Department of Labor regulations published at Title 29, Code of Federal Regulations, Section 2520.104-24.

This Plan supersedes all severance pay plans, policies, programs, guidelines, practices, arrangements, agreements, letters and/or other communication, whether formal or informal or written or unwritten, of the Company under which the Eligible Employee is eligible to receive benefits. This Plan represents exclusive severance benefits provided to Eligible Employees and such individuals shall not be eligible for other benefits provided in other severance pay plans, policies, programs, guidelines, practices, arrangements, agreements (including any employment agreement with the Company), letters (including any offer letters from the Company) or other communications of the Company.

Article 1
Definitions

1.1“Base Salary” means 1/12 of the amount of annual base salary payable to the Participant at the salary rate in effect on the last day of the Participant’s employment with the Company.

1.2“Board of Directors” means the Board of Directors of the Company.

1.3“Cause” means misconduct, including the following:

(a)commission of a felony or commission of any other crime against or involving the Company;

(b)an act of fraud, dishonesty or misappropriation committed by the Participant with respect to the Company;

(c)willful or reckless misconduct by the Participant that materially affects the Company or any of its officers, directors, employees, clients, partners, insurers, subsidiaries, parents, or affiliates; or

(d)a material breach by the Participant of any employment agreement or the Proprietary Information, Inventions and Materials Agreement between the Participant and the Company.

1.4“Change in Control” means a change in ownership or control of the Company effected through the closing of any of the following transactions:

(a)a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b)a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company; or

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(c)any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of the members of the Board of Directors) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

1.5“Change in Control Period” means the twelve (12)-month period beginning on the date of a Change in Control.

1.6“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7“Eligible Employee” means an employee of the Company serving as (i) the Chief Executive Officer of the Company, (ii) an Executive Vice President, (iii) a Senior Vice President or (iv) a Vice President, unless the Plan Administrator determines otherwise.

1.8“Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b) of the Code, the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

1.9“Good Reason” means a Participant’s resignation following any one or more of the following without the Participant’s written consent:

(a)a material diminution in the Participant’s base compensation or target amount of annual cash bonus;

(b)a material relocation of the Participant’s principal place of business, with a relocation of more than fifty (50) miles to be deemed material for such purposes;

(c)a material diminution in the Participant’s duties, responsibilities or authority, which in the case of the Chief Executive Officer shall include a material change to his or her direct reporting relationship with the Board; or

(d)a material breach by the Company of any employment agreement between the Participant and the Company.

In order for a termination of employment to be for Good Reason, the Participant must provide written notice to the Plan Administrator of the existence of one or more conditions described above and the Participant’s intent to resign for Good Reason hereunder within a period not to exceed thirty (30) days of the Participant’s knowledge of the initial existence of the condition. Following the Participant providing this notice, the Company shall be provided a period of at least thirty (30) days during which to remedy the condition. The Participant shall continue to receive the Participant’s compensation and benefits during the cure period and if the condition is not cured during such period, then at the end of such period the Participant’s employment shall cease and the Participant may become entitled to the severance benefits described in this Plan. If the condition is cured, the Participant shall not be deemed to have “Good Reason” to terminate the Participant’s employment.

1.10“Participant” means any Eligible Employee who has commenced participation in the Plan pursuant to Article 2. An individual shall continue as a Participant in the Plan until such time as set forth in Article 2.

1.11“Severance Period” means the period during which the Participant is receiving cash severance pay under either Section 4.1 or Section 4.2.

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1.12“Separation from Service” shall mean the Participant’s cessation of Employee Status and shall be deemed to occur at such time as the level of the bona fide services the Participant is to perform in Employee Status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Participant rendered in Employee Status during the immediately preceding thirty-six (36) months (or such shorter period for which the Participant may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code. For purposes of determining whether the Participant has incurred a Separation from Service, the Participant will be deemed to continue in “Employee Status” for so long as the Participant remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Participant is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Participant is provided with a right to reemployment with one or more members of the Employer Group by either statute or contract; provided, however, that in the event the Participant’s leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Participant to be unable to perform the Participant’s duties as an employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Participant is not provided with a right to reemployment either by statute or contract, then the Participant will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

1.13“Target Bonus” means 1/12 of the amount of the Participant’s target bonus for the year in which the Separation from Service occurs.

Article 2
Eligibility

An Eligible Employee shall, upon execution of the General Release (as defined below) and the General Release becoming effective and enforceable in accordance with Section 4.4 below, become eligible to receive the severance benefits upon the Eligible Employee’s Separation from Service without Cause or for Good Reason as set forth in Section 4.1 or 4.2. Participants shall cease participation in the Plan upon the earliest of (i) the Participant’s Separation from Service for Cause or without Good Reason, (ii) Participant’s failure to comply with the General Release requirement or (iii) for a Participant eligible to receive severance benefits under Section 4.1 or 4.2, the end of the Severance Period.

Article 3
Plan Administration

The Compensation Committee of the Board of Directors shall serve as the Plan Administrator. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

Article 4
Severance Benefits

4.1Severance Benefits Upon Involuntary Termination. If a Participant has a Separation from Service due to a termination by the Company without Cause or a resignation by the Participant with Good Reason, in either case other than during the Change in Control Period, the Participant shall be entitled to receive the following benefits, provided that the General Release has been delivered by the Participant pursuant to Section 4.4 below and is effective and enforceable following the expiration of the revocation period applicable to that General Release under law.

(a)Cash Severance. The Company shall pay in cash an amount equal to the Applicable Multiple (as set forth in subsection (c) below) of the Participant’s Base Salary. Such severance payment shall be paid in a series of successive equal installments over a period of months equal to the Applicable

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Multiple. The first such payment shall be made within the sixty (60)-day period measured from the date of the Participant’s Separation from Service, provided however, should such sixty (60)-day period span two (2) taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year. The remaining installments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.

(b)Reimbursement for Health Coverage. If the Participant is eligible for and timely elects to receive continued health coverage under the Company’s health plan under COBRA at a level of coverage at or below the Participant’s level of coverage in effect on the date of the Participant’s Separation from Service, then for the period beginning on the date of the Participant’s Separation from Service and ending on the earlier of (i) the date on which the Participant first becomes covered by any other “group health plan” as described in Section 4980B(g)(2) of the Code or (ii) the last day of the Severance Period (the “Coverage Period”), the Company shall reimburse the Participant monthly an amount equal to the monthly COBRA premium paid by the Participant, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the date of the Participant’s Separation from Service. The payments shall commence within the sixty (60)-day period measured from the date of the Participant’s Separation from Service. However, should such sixty (60)-day period span two (2) taxable years, then the first such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year. The remaining payments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees. In order to receive reimbursements hereunder, the Participant must provide proof of payment of the applicable premiums prior to the applicable reimbursement payment date.  The first payment shall include any payments for the period from the date of the Participant’s Separation from Service to the commencement date. The Company shall reimburse the Participant under this Section 4.1(b) only for the portion of the Coverage Period during which the Participant continues coverage under the Company’s health plan. The Participant agrees to promptly notify the Company of the Participant’s coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Coverage Period. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Participant (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act (or any other applicable laws and regulations) or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion, including treating such reimbursements as taxable benefits subject to withholding.

(c)Applicable Multiple. The Applicable Multiple under this Section 4.1 shall be as follow:

(i)Chief Executive Officer: 18

(ii)Executive Vice President: 15

(iii)Senior Vice President: 12

(iv)Vice President: 9

4.2Severance Benefits Upon Change in Control. If a Participant has a Separation from Service due to a termination by the Company without Cause or a resignation by the Participant with Good Reason, in either case during the Change in Control Period, the Participant shall be entitled to receive the following benefits, provided that the General Release has been delivered by the Participant pursuant to Section 4.4 below and is effective and enforceable following the expiration of the revocation period applicable to that General Release under law.

(a)Cash Severance. The Company shall pay in cash an amount equal to the sum of (i) the CIC Applicable Multiple (as set forth in subsection (d) below) of the Participant’s Base Salary plus (ii) the CIC Applicable Multiple (as set forth in subsection (d) below) of the Participant’s Target Bonus, subject to any reduction provided for in the Incentive Compensation Plan (for purpose of which “Employment Agreement” shall include this Plan) or any successor bonus plan for any bonus paid to the Participant under such plan in connection with such Change in Control and based in whole or in part on the target bonus amount. Such cash severance payments shall be made in the form and at the times set forth in Section 4.1(a) over a period of months equal to (i) twelve for the Chief Executive Officer and (ii) the CIC Applicable Multiple set forth in Section 4.2(d) below for the other Participants.

(b)Reimbursement for Health Coverage. If the Participant is eligible for and timely elects to receive continued health coverage under the Company’s health plan under COBRA at a level of

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coverage at or below the Participant’s level of coverage in effect on the date of the Participant’s Separation from Service, then for a number of months equal to the CIC Applicable Multiple, the Company shall reimburse the Participant monthly an amount equal to the monthly COBRA premium paid by the Participant, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the date of the Participant’s Separation from Service. Such reimbursement shall be made in accordance with and subject to the conditions set forth in Section 4.1(b) (but based on the Severance Period determined under this Section 4.2(b)).

(c)Accelerated Vesting. The Participant shall vest on an accelerated basis with respect to 100% of the unvested shares subject to any option to purchase shares of the Company’s common stock or any other equity award granted to the Participant to the extent outstanding and unvested at the time of the Participant’s Separation from Service. Each of the Participant’s stock options to the extent outstanding and as so vested at the time of the Participant’s Separation from Service under this Section 4.2(c) shall remain exercisable for a period of twelve (12) months measured from the date of Separation from Service, but in no event beyond the expiration of the maximum option term.

(d)CIC Applicable Multiple. The CIC Applicable Multiple under this Section 4.2 shall be as follows:

(i)Chief Executive Officer: 18

(ii)Executive Vice President: 15

(iii)Senior Vice President: 12

(iv)Vice President: 9

4.3No Duplication of Benefits. Notwithstanding anything to the contrary, under no circumstances shall a Participant be eligible to receive payments under both Sections 4.1 and 4.2.

4.4Release Requirement. Notwithstanding anything to the contrary in this Plan, in order to receive any severance payments or benefits under this Plan, the Participant must first execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the effective date of the Participant’s Separation from Service, a general settlement and release agreement in substantially the form attached hereto as Exhibit A (the “General Release”) and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable twenty-one (21) (or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance payments or benefits will provided to the Participant under this Plan.

4.5Section 280G.

(a)If any payment or benefit a Participant would receive from the Company pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of Section 4.5(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or

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eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in Section 4.5(b), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(d)The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations unless otherwise determined by the Company.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Article 5
Claims and Review Procedures

5.1Claims Procedure. Any individual (“claimant”) who has not received benefits under the Plan that the claimant believes should be paid shall make a claim for such benefits as follows:

(a)Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

(b)Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(c)Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)The specific reason for the denial;

(ii)A reference to the specific provisions of the Plan on which the denial is based;

(iii)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(iv)An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)A statement of the claimant’s right to bring a civil action under the Employee Retirement Income Security Act of 1974 (“ERISA”) Section 502(a) following an adverse benefit determination on review.

5.2Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access

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to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)Timing of Plan Administrator Response. The Plan Administrator shall respond to the claimant’s request for review within sixty (60) days after receiving the request. If the Plan Administrator determines that special circumstances require additional time for processing the request, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the date by which the Plan Administrator expects to render its decision.

(d)Notice of Decision. If the Plan Administrator affirms the denial of part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth the specific reason for the denial and a reference to the specific provisions of the Plan on which the denial is based.

5.3Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.

5.4Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Plan Administrator that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.

Article 6
Amendment and Termination

It is intended that the Plan shall continue from year to year, subject to periodic review by the Plan Administrator. However, the Plan Administrator reserves the right to modify, amend or terminate the Plan at any time; provided, that no amendment or termination shall adversely affect the rights of any then Eligible Employee under the Plan without the consent of such Eligible Employee.

Article 7
Miscellaneous

7.1Section 409A.

(a)The severance payments and other benefits under this Plan are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Section 409A of the Code. Accordingly, the provisions of this Plan applicable to the severance payments described in Article 4 and the determination of the Participant’s Separation from Service due to termination of the Participant’s employment without Cause or the Participant’s resignation for Good Reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which the Participant becomes entitled under this Plan is deemed to constitute an item of deferred compensation subject to the requirements of Section 409A of the Code, the provisions of this Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Section 409A of the Code. In addition, should there arise any ambiguity as to whether any other provisions of this Plan would contravene one or more applicable requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Section 409A of the Code and the Treasury Regulations thereunder. The severance payments under Article 4 shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(b)Notwithstanding any provision in this Plan the contrary, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Participant’s termination of employment with the Company will be made to the Participant until the Participant incurs a Separation from Service in connection with such termination of employment. For purposes of this Plan, each amount to be paid or benefit to be provided to the Participant shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under

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Section 409A of the Code and becomes payable by reason of the Participant’s Separation from Service will be made to the Participant prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of such Separation from Service or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such Separation from Service to be a specified employee (as determined pursuant to Section 409A of the Code and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 7.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the Participant in a lump sum on the first day of the seventh (7th) month after the date of the Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Participant’s death. Any remaining payments or benefits due under this Plan will be paid in accordance with the normal payment dates specified herein.

(c)During the period the COBRA premium reimbursement arrangement remains in effect, the following provisions shall govern the arrangement: (i) the amount of the COBRA premiums eligible for reimbursement in any one calendar year during the Coverage Period shall not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no costs shall be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) the Participant’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.

7.2Not an Employment Contract. The adoption and maintenance of this Plan shall not be deemed to confer on any Participant any right to continue in the employ of the Employer Group, and shall not be deemed to interfere with the right of the Employer Group to discharge any person, with or without cause, or treat any person without regard to the effect that such treatment might have on the person as a Plan participant.

7.3Benefits Non‑Assignable. No right or interest of a participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency.

7.4Tax Withholding. The Company shall withhold any applicable income or employment taxes that are required to be withheld from the severance benefits payable under this Plan.

7.5Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.

7.6Gender and Number. Any masculine pronouns used herein shall refer to both men and women, and the use of any term herein in the singular may also include the plural unless otherwise indicated by context.

7.7Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

7.8Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.

IN WITNESS WHEREOF, Sangamo Therapeutics, Inc. has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date.

SANGAMO THERAPEUTICS, INC.

By: /s/ Alexander D. Macrae

Its: President and Chief Executive Officer

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